                                                                    Exhibit 99.1



A.C. MOORE [GRAPHIC OMITTED]            General Office o Distribution Center
--------------------------------------------------------------------------------
                                       130 A.C. Moore Drive o Berlin, NJ 08009
                                     PHONE: (856) 768-4930 o FAX: (856) 753-4723



FOR:                                        FROM:
A.C. Moore Arts & Crafts, Inc.              Gregory FCA Communications, Inc.
Leslie Gordon                               For More Information Contact:
Chief Financial Officer                     Joe Crivelli
(856) 768-4930                              (610) 642-8253


FOR IMMEDIATE RELEASE
---------------------


            A.C. MOORE REPORTS FULL YEAR EARNINGS OF $0.84 PER SHARE
                          ADJUSTED FOR LEASE ACCOUNTING

BERLIN, NEW JERSEY, MARCH 9, 2005 - A.C. Moore Arts & Crafts, Inc. (Nasdaq:
ACMR) announced today that sales for the fourth quarter ended December 31, 2004 were $177.3 million, an increase of 18.4% over sales of $149.7 million for the fourth quarter ended December 31, 2003. Same store sales increased 5.6% versus the previous year. Net income for the fourth quarter ended December 31, 2004 was $14.4 million or $0.72 per fully-diluted share compared to a net income of $14.4 million or $0.72 per fully-diluted share for the comparable prior period which has been restated to correct the Company's lease accounting. Net income in the fourth quarter of 2004 was reduced by $0.05 per share due to the accounting change for cooperative advertising that we have described in previous announcements.

Sales for the year ended December 31, 2004 were a record $497.6 million, an increase of 14.7% over sales of $433.9 million during the year ended December 31, 2003. Same store sales grew by 4% for the year. Net income for the year 2004 was $16.8 million or $0.84 per fully-diluted share, 3% lower than net income of $17.0 million or $0.86 per fully-diluted share in 2003. The 2003 amounts have been restated to correct the Company's lease accounting. Net income in 2004 was reduced by $3.4 million, $0.17 per share, due to the accounting change for cooperative advertising.

LEASE ACCOUNTING AND IMPACT OF ACCOUNTING CHANGE ON 2004

As announced in a press release on February 22, 2005, the Company reviewed its lease accounting practices as a result of perspectives expressed in a letter from the Securities and Exchange Commission dated February 7, 2005 and determined that its method of accounting for leasehold improvements funded by landlord incentives or allowances and its method of accounting for rent holidays were not correct. The Company has now corrected its method of accounting for construction allowances and its method of accounting for leases as they relate to the period from date of possession to store opening. The results above and the attached financial statements for both 2003 and 2004 reflect these adjustments. The accounting correction had no effect on cash or net cash flows.

The correction resulted in a decrease in selling, general and administrative expense of $62,000 for each of the first three quarters of 2004. Offsetting this decrease were increases in pre-opening expense of $23,000, $127,000 and $259,000 in the first, second and third quarters, respectively. The restatement increased net income by $24,000 in the first quarter and decreased net income by $40,000 in the second quarter, with no impact on earnings per share. The third quarter net income decreased by $121,000, a decrease of $0.01 per share. The impact of the correction in the fourth quarter was to decrease net income by $0.01 per share compared with the Company's previous forecast.

Jack Parker, Chief Executive Officer, said, "In 2004 we opened 15 stores, executed our merchandising plans to achieve a 4% comparable store increase, and generated net income of $0.84 per share. Excluding the cost of the accounting change for cooperative advertising, our net income would have increased by 19% over 2003. We also moved into a new distribution center that provides us with greater automation and a new warehouse management system, both of which are designed to support the future growth of the Company and significantly improve the productivity of our distribution process. All of these were accomplished despite the roof collapse in our previous distribution center that could have destroyed our business for a considerable period of time if not for the energy of our entire organization. I am grateful for what they did. Now we are in a great position to concentrate on growing our business for the future."

Based on current market conditions and expectations, A.C. Moore is presently planning the following for 2005:

     o 15 new store openings and relocation of one existing store. In the first quarter, we relocated one existing store and we expect to open two new stores in the second quarter. The remainder of the new stores will open in the second half of the year.

     o Comparable store sales growth in the range of 3% to 5%. In the first quarter, weather conditions have not been favorable and, as a result, we expect comp store sales to be slightly below 2004 levels.

     o   Year over year total sales growth in the range of 17% to 19%.

     o Earnings per fully-diluted share are expected to be within the range of $1.06 to $1.09 for the year. This would represent an increase in net income of 27% to 32% over 2004. These projections include the impact of our change in accounting for cooperative advertising. We estimate that the change in the timing of income recognition for cooperative advertising will reduce 2005 EPS by approximately $0.07 per share. In 2004 the impact was $0.17 per share. The projected earnings do not include the potential effect of accounting for stock based compensation, the impact of which is presently being reviewed.

A. C. Moore will host a conference call today, Wednesday, March 9, 2005 at 5 p.m. EST to discuss the results.

To participate, please call 719-955-1568 and give the operator pin number 8727416. If you are unable to access the live call, please dial 719-457-0820 and enter pin number 8727416 to access the taped digital replay. The replay will be available at approximately 7:00 p.m. on March 9th and will remain available until Tuesday, March 15th at 11:59 p.m. A simultaneous webcast of the conference call may be accessed at http://www.acmoore.com. Go to "Investor Relations" and click on "Corporate Profile." To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until March 9, 2006.

The company plans to release its first quarter 2005 sales results on Thursday, April 7, 2005. The company also plans to release its first quarter 2005 earnings on Wednesday, April 20, 2005, and will host a conference call at 5:00 PM EDT on that date to discuss the results.

A. C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 96 stores on the eastern United States. For more information about the Company, visit our website at www.acmoore.com.

                                      # # #

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the impact of the adoption of EITF Issue 02-16, the impact of the adoption of FAS 123R, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, the uncertainty of the final resolution of the insurance claim relating to the roof collapse, and other risks detailed in the Company's Securities and Exchange Commission filings.

                         A.C. MOORE ARTS & CRAFTS, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                                               Three months ended                         Year ended
                                                                  December 31,                           December 31,
                                                     ---------------------------------------- -----------------------------------
                                                          2004                2003                 2004               2003
                                                     ---------------     ----------------     ---------------    ----------------
                                                                          restated (a)                            restated (a)
Net sales                                               $   177,250          $   149,690         $   497,626         $   433,928
Cost of sales                                               104,471               92,737             299,872             272,034
                                                     ---------------     ----------------     ---------------    ----------------
Gross Margin                                                 72,779               56,953             197,754             161,894
Selling, general and administrative expenses                 47,686               32,788             166,485             131,890
Pre-opening expenses                                          1,579                  900               4,036               2,842
                                                     ---------------     ----------------     ---------------    ----------------
Income from operations                                       23,514               23,265              27,233              27,162
     Net interest (income)                                       66                  (85)               (163)               (404)
                                                     ---------------     ----------------     ---------------    ----------------
Income before income taxes                                   23,448               23,350              27,396              27,566
     Income tax expense                                       9,028                8,921              10,548              10,532
                                                     ---------------     ----------------     ---------------    ----------------
Net income                                              $    14,420          $    14,429         $    16,848         $    17,034
                                                     ===============     ================     ===============    ================

Basic net income per share                              $      0.74          $      0.75         $      0.86         $      0.89
                                                     ===============     ================     ===============    ================

Diluted net income per share                            $      0.72          $      0.72         $      0.84         $      0.86
                                                     ===============     ================     ===============    ================

Weighted average shares outstanding                      19,604,070           19,340,167          19,481,623          19,112,816
                                                     ===============     ================     ===============    ================
Weighted average shares outstanding
     plus impact of stock options                        20,167,269           20,011,209          20,011,503          19,729,418
                                                     ===============     ================     ===============    ================


(a) The impact of the Company's correction of lease accounting from previously reported amounts is as follows:

Decrease in selling, general and administrative expense                      $        55                             $       218
Increase in pre-opening expense                                                      296                                     666
                                                                         ----------------                        ----------------
Reduction in income before taxes                                                     241                                     448
Reduction in income tax expense                                                       92                                     171
                                                                         ----------------                        ----------------
Reduction in net income                                                      $       149                             $       277
                                                                         ================                        ================

Reduction in diluted EPS                                                     $     (0.01)                            $     (0.02)
                                                                         ================                        ================


                         A.C. MOORE ARTS & CRAFTS, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)
                                   (unaudited)

                                                                                              December 31,
                                                                                  -------------------------------------
                                                                                       2004                2003
                                                                                  ----------------   ------------------
                                                                                                       restated (a)

                   ASSETS

Current assets:
  Cash and cash equivalents                                                             $  48,428            $  43,700
  Marketable securities                                                                    17,558                    -
  Inventories                                                                             142,832              121,493
  Prepaid expenses and other current assets                                                10,328                2,962
                                                                                       -----------        -------------
                                                                                          219,146              168,155
                                                                                       -----------        -------------
Non-current assets:
  Marketable securities                                                                         -               14,132
  Property and equipment, net                                                              83,219               51,075
  Other assets                                                                              1,747                1,801
                                                                                       -----------        -------------
                                                                                        $ 304,112            $ 235,163
                                                                                       ===========        =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt                                                     $   2,571            $    504
  Accounts payable to trade and others                                                     50,256               33,558
  Other current liabilities                                                                15,905               21,342
                                                                                       -----------        -------------
                                                                                           68,732               55,404
                                                                                       -----------        -------------
Non-current liabilities:
  Long-term debt                                                                           26,786                    -
  Deferred taxes                                                                            8,584                3,977
  Accrued rent liability                                                                   13,795               10,523
                                                                                       -----------        -------------
                                                                                           49,165               14,500
                                                                                       -----------        -------------
                                                                                          117,897               69,904
                                                                                       -----------        -------------

Shareholders' equity                                                                      186,215              165,259
                                                                                       -----------        -------------
                                                                                        $ 304,112            $ 235,163
                                                                                       ===========        =============

(a) The impact of the Company's correction of lease accounting from previously reported amounts is as follows:

Increase in property and equipment, net                                                                      $   3,369
Decrease in deferred taxes                                                                                   $     973
Increase in accrued rent liability                                                                           $   5,794
Decrease in shareholders' equity                                                                             $   1,452